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                                                                   EXHIBIT 99(a)


                [KINDER MORGAN ENERGY PARTNERS, L.P. LETTERHEAD]

Larry Pierce                                                    Irene Twardowski
Media Relations                                               Investor Relations
(713) 369-9407                                                    (713) 369-9490


                     KINDER MORGAN ENERGY PARTNERS PURCHASES
                 DELTA TERMINAL SERVICES, INC. FOR $114 MILLION

         HOUSTON, Dec. 4, 2000 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced that is has purchased Delta Terminal Services, Inc. for approximately $114 million in cash. The acquisition includes two liquid bulk storage terminals in New Orleans, La. and Cincinnati, Ohio. The facilities provide services to producers of petroleum, chemicals and other products.

         "This acquisition is a great fit with our recently announced GATX transaction - in which we acquired 12 terminals across the country - as it gives us liquids terminals in two new locations, including access to the important Port of New Orleans market," said Richard D. Kinder, chairman and CEO of KMP. "We expect the transaction to be immediately accretive to cash available for distribution to KMP unitholders, and we will continue to look for additional opportunities to expand our terminals business. This transaction increases KMP's total announced acquisitions in 2000 to over $2 billion and represents about half of the transactions we expect to announce in December."

         The New Orleans terminal has a storage capacity of 2.5 million barrels. It is located at the 98.5-mile point on the Mississippi River close to the Harvey Canal and the Greater New Orleans Bridge. The terminal serves the New Orleans/Baton Rouge corridor and is situated on approximately 100 acres of land.

         The Cincinnati terminal has a storage capacity of 500,000 barrels. It is located at the 465.7-mile point on the Ohio River and is situated on approximately 60 acres of land.

         Kinder Morgan Energy Partners, L.P. is the nation's largest pipeline master limited partnership with an enterprise value of approximately $4.5 billion. It owns and operates one of

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the largest product pipeline systems in the country, serving customers across the United States with more than 8,000 miles of pipeline and over 20 associated terminals. Additional assets include 7,000 miles of natural gas transportation pipelines, plus natural gas gathering and storage facilities; 25 bulk terminal facilities, which transload more than 40 million tons of coal, petroleum coke and other products annually; and Kinder Morgan CO(2) Company, L.P.

         The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and product pipelines in 26 states. KMI also has significant retail distribution, electric generation and terminal assets. Combined, the two companies have an enterprise value of approximately $13 billion.

         For more information, please contact www.kindermorgan.com.

         THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ALTHOUGH KINDER MORGAN BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT SUCH ASSUMPTION WILL MATERIALIZE. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS HEREIN ARE ENUMERATED IN KINDER MORGAN'S FORM 10-k AND 10-Q AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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